UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2024

SIDUS SPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41154	46-0628183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Sykes Creek Parkway, Suite 200 Merritt Island, FL	32953
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 613-5620

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SIDU	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 17, 2024, Sidus Space, Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreement”) with accredited and institutional investors (“the “Purchasers”) for the issuance and sale in a private placement (the “Private Placement”) of (i) 5,657,090 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,162,802 shares of the Company’s Common Stock at an exercise price of $0.0001 per share and (iii) warrants (the “Common Warrants”) to purchase up to 3,409,946 shares of the Company’s Common Stock, at a purchase price of $2.25 per share of Common Stock and accompanying warrants.

The Common Warrants are exercisable immediately upon issuance at an exercise price of $2.25 per share and have a term of exercise equal to five and one-half years from the date of issuance. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full. A holder of Pre-Funded Warrants or Common Warrants (together with its affiliates) may not exercise any portion of a warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of the Company’s outstanding common stock immediately after exercise.

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of December 17, 2024, with each of the Purchasers, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the Shares and the shares of Common Stock underlying the Pre-Funded Warrants and the Common Warrants no later than 10 days after the date of the Registration Rights Agreement, and to use reasonable best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 45 days following the closing date (or 60 days following the closing date in the event of a “full review” by the SEC).

The closing of the Private Placement occurred on December 18, 2024. The gross proceeds to the Company from the Private Placement were approximately $14 million, before deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement for working capital and general corporate purposes.

ThinkEquity LLC (“ThinkEquity”) served as the Company’s exclusive placement agent in connection with the Private Placement, pursuant to that certain placement agency agreement, dated as of December 17, 2024, between the Company and ThinkEquity (the “Placement Agency Agreement”). Pursuant to the Placement Agency Agreement, the Company agreed to pay ThinkEquity a total cash fee equal to 8.0% of the aggregate purchase price paid by the Purchasers in the Private Placement. The Company also agreed to reimburse the Placement Agent for all reasonable and out-of-pocket expenses incurred in connection with the Placement Agent’s engagement, including reasonable fees and expenses of the Placement Agent’s legal counsel and due diligence analysis in an amount not to exceed $100,000. In addition, the Company agreed to issue to ThinkEquity or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 340,995 shares of the Company’s Common Stock at an exercise price equal to $2.25 per share. The Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

The Purchase Agreement and Placement Agency Agreement contain customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The foregoing descriptions of terms and conditions of the Purchase Agreement, the Pre-Funded Warrants, the Common Warrants, the Placement Agent Warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the full text of the form of the Placement Agency Agreement, form of Purchase Agreement, the form of the Pre-Funded Warrant, the form of the Common Warrant, the form of Placement Agent Warrant, and the form of Registration Rights Agreement, which are attached hereto as Exhibits 1.1, 10.1, 4.1 4.2, 4.3, and 10.2, respectively.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On December 17, 2024, the Company issued a press release announcing the pricing of the Private Placement. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Placement Agency Agreement dated December 17, 2024
4.1	Form of Common Warrant
4.2	Form of Pre-Funded Warrant
4.3	Form of Placement Agent Warrant
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press release of Sidus Space, Inc. dated December 17, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIDUS SPACE, INC.
Dated: December 19, 2024
	By:	/s/ Carol Craig
	Name:	Carol Craig
	Title:	Chief Executive Officer

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